CUSP No. 560345308
EXHIBIT 2
AMENDED AND RESTATED JOINT FILING AGREEMENT
Dated as of May 19, 2006
     In accordance with Rule 13d-1(k) and Rule 13d-2(a) promulgated under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing on behalf of each of the undersigned of an amendment to the Schedule 13D initially filed with the Securities and Exchange Commission on November 7, 1996 (including any and all amendments thereto) with respect to the shares of common stock, par value $0.001 per share, of Main Street Restaurant Group, Inc., a Delaware corporation, and that this Amended and Restated Joint Filing Agreement may be included as an Exhibit to such joint filing.
     Each of the undersigned agrees that each party hereto is responsible for the timely filing of such Schedule 13D/A (including any and all amendments thereto) and for the completeness and accuracy of the information concerning such party contained therein, provided that no party is responsible for the completeness and accuracy of the information concerning any other party, unless such party actually knows that such information is incorrect. Each party will indemnify the other parties for any incompleteness or inaccuracy in such information concerning the indemnifying party.
     IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of the date first written above.

/s/ John F. Antioco
John F. Antioco

The Antioco LLC
/s/ John F. Antioco
By: John F. Antioco
Its: Manager

Antioco Limited Partnership
By:	The Antioco LLC
Its:	General Partner

/s/ John F. Antioco
By: John F. Antioco
Its: Manager